Exhibit (10)(AE)

HARLEYSVILLE GROUP INC.

CHANGE IN CONTROL PAYMENT ACKNOWLEDGEMENT

AND AGREEMENT

This Change in Control Payment Acknowledgement and Agreement (this “Agreement”) is made as of December     , 2011 by and between Harleysville Group Inc. (the “Company”) and                  (the “Executive”). The Company and the Executive are sometimes referred to in this Agreement as the “Parties”.

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of September 28, 2011, by and among the Company, Harleysville Mutual Insurance Company (“Harleysville Mutual”), Nationwide Mutual Insurance Company (“Nationwide Mutual”) and Nationals Sub, Inc. (“Merger Sub”) (the “Merger Agreement”), providing for the merger of Harleysville Mutual with and into Nationwide Mutual and for the merger of Merger Sub, a wholly owned subsidiary of Nationwide Mutual, with and into the Company (the “Merger”);

WHEREAS, pursuant to Section 7.11 of the Merger Agreement, Nationwide Mutual has agreed to pay to the Executive, no later than sixty (60) days after the closing date of the Merger, an amount in cash equal to the Executive’s 2011 target incentive cash compensation (the “2011 Target Bonus”), as established for the 2011 plan year under the Company’s Senior Executive Compensation Plan, less any portion of such 2011 Target Bonus actually paid by the Company (or any affiliate) to the Executive prior to the required payment date;

WHEREAS, certain outstanding equity-based long-term incentive awards issued to the Executive under the Company’s Amended and Restated Equity Incentive Plan (the “Equity Plan”) are due to vest and be free of forfeiture restrictions at various times in [2012, 2013 and 2014] in accordance with the terms of the Equity Plan and the associated Award Agreement between the Executive and the Company.

WHEREAS, the consummation of the Merger will result in a change in control of the Company triggering certain change in control payments described in the Change in Control Agreement between the Executive and the Company dated [                ] (the “CIC Agreement”); and

WHEREAS, Nationwide Mutual and the Company desire to accelerate the payment of the 2011 Target Bonus due from Nationwide Mutual to the Executive under the Merger Agreement within sixty (60) days following the closing date of the Merger and to accelerate the vesting of certain stock awards set forth on Schedule A to this Agreement, and has requested that the Executive accept such payments pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The Company represents and acknowledges that the sole purpose of accelerating the timing of the 2011 Target Bonus required by Section 7.11 of the Merger Agreement (the “Accelerated Bonus Payment”) otherwise due and payable within sixty (60) days following the closing date of the Merger, is to advance the business of the Company in anticipation of the Merger and is not in response to a request by, or as the provision of an additional benefit to, the Executive.

2. The Company hereby agrees to pay the Executive the Accelerated Bonus Payment in the amount of [                ] Dollars [($            )] no later than December 31, 2011. The Executive may transfer, sell assign or pledge (as collateral for a loan, or as security for the performance of an obligation, or for any other purpose) such amount to any person other than the Company or any Company affiliate (a “Transferee”), in which case the Transferee shall not be subject to any obligation to repay such amount to the Company (including, but not limited to, the repayment obligations set forth in Paragraph 4 of this Agreement); provided that in the event of such any such transfer, sale assignment or pledge, the Executive shall remain subject to all of the provisions of this Agreement, including, without limitation, the repayment obligation set forth in Paragraph 4 of this Agreement.

3. The Executive hereby agrees that the payment set forth in Paragraph 2 of this Agreement represents the full amount due and payable pursuant to Section 7.11 of the Merger Agreement upon the consummation of the Merger.

4. The Executive hereby agrees, subject to Paragraph 5 of this Agreement, to return all or a portion of the Accelerated Bonus Payment under the following circumstances:

(a) if the Merger is not consummated and a change in control of the Company does not otherwise occur before the effective date of the termination of the Merger Agreement, the full amount of the Accelerated Bonus Payment shall be returned to the Company; and

(b) if the Executive’s employment with the Company is terminated by the Company or by the Executive for any reason prior to the sixtieth (60th) day following the closing date of the Merger, the full amount of the Accelerated Bonus Payment shall be returned to the Company; provided that the Executive shall have no obligation to return the Accelerated Bonus Payment to the Company if such termination of employment is initiated by the Company or any of its affiliates without cause.

5. The Executive’s return of the Accelerated Bonus Payment (the “Return Payment”) pursuant to Paragraph 4 shall be made as follows: (i) an amount equal to the Return Payment minus the Federal, state and local income and employment taxes paid by the Executive with respect to the Return Payment calculated at the highest actual Federal, state and local income and employment tax rates paid by the Executive for the 2011 taxable year shall be paid in cash within twenty (20) days after the date the Executive receives written notice from the Company that such Return Payment is due (the “Return Notice Date”), and (ii) the Executive shall deliver an assignment agreement in form and substance to be agreed upon by the Parties providing for the assignment of such individual’s right to receive a refund from the Federal, state and local taxing authorities for taxes paid with respect to the Return Payment as soon as practicable following the Return Notice Date. The Executive hereby covenants and agrees, and such covenant shall be included in the assignment agreement as well, to diligently pursue the refund of all such tax amounts under sub-clause (ii) above, and will cooperate with the Company and its affiliates in its efforts to obtain such refunds, if necessary.

6. The Parties agree that the payment of the Accelerated Bonus Payment pursuant to the terms and conditions contained in this Agreement constitutes the payment of compensation to the Executive and, notwithstanding the contingent agreement to repay such amounts in the event of certain defined circumstances as set forth above, is not intended to constitute a loan.

7. The Parties acknowledge that the voluntary acceleration of the Accelerated Bonus Payment by the Company as set forth in this Agreement is not intended to amend, waive or otherwise change the terms of the CIC Agreement, Section 7.11 of the Merger Agreement, the Company’s Senior Executive Incentive Plan or any other Company incentive compensation plan. The CIC Agreement shall remain in full force and effect following the execution of this Agreement.

8. Equity Awards.

(a) In addition to the payment of the Accelerated Bonus Payment, the Company is taking actions to accelerate, on or prior to December 30, 2011, the vesting of outstanding restricted stock and restricted stock unit [and stock option] awards set forth on Schedule A to this Agreement (the “Accelerated Stock Awards”). [In addition, the Executive agrees to exercise the vested stock options identified on Schedule A to this Agreement on or prior to December 30, 2011.] At the time of such acceleration [and/or exercise of vested stock options], the Executive shall be the owner, for all purposes, of the shares of the Company’s Common Stock, par value $1.00 per share comprising or underlying such Accelerated Stock Awards and/or exercised stock options (collectively, the “Shares”), including, without limitation, the right to vote such Shares and to received dividends, when and if declared on the Common Stock. Notwithstanding any such acceleration [or exercise of stock options], the Executive covenants and agrees that [he][she] shall not transfer, assign, gift, pledge, hypothecate or otherwise transfer, for value or otherwise, any of the Shares prior to the earlier of the original vesting date of such Shares, as set forth on Schedule A or the closing date of the Merger[or, with respect to Shares underlying vested stock options, the termination of the Merger Agreement]. This covenant shall continue even if the Executive’s employment with the Company is terminated after the acceleration and/or exercise date.

(b) [With respect to the exercise of stock options in accordance with this Agreement, upon the consummation of the Merger, the Company, on behalf of Nationwide shall cause the Executive to be “made whole” to the extent that the Executive elects to pay the exercise price of such stock options and/or to satisfy any tax withholding obligation attributable to the exercise of such stock options through the sale of previously owned shares or through net settlement of the shares acquired upon the exercise of the stock options (the “Owned or Net Settled Shares”). The make whole payment shall be equal to the difference between (1) the aggregate Merger Consideration that would have been received for the Owned or Net Settled Shares, and (2) the aggregate value of the Owned or Net Settled Shares received upon exercise and then immediately tendered to the Company to pay the exercise price and/or tax withholding obligations attributable to such stock option exercises. Such payment will be made within thirty (30) days after closing of the Merger.]

9. The Company acknowledges that the Executive is accepting the Accelerated Bonus Payment and Accelerated Stock Awards [and/or exercising vested stock options] at the times specified herein to advance the business needs of the Company and hereby agrees to indemnify and hold harmless the Executive from and against any and all losses, claims, demands, liabilities, costs and expenses incurred by the Executive solely as a result of the act of accelerating the payment of the Accelerated Bonus Payment and Accelerated Stock Awards to the Executive as contemplated by this Agreement. For clarification purposes, subject to Paragraph 5 of this Agreement, the indemnification provided by this Paragraph 9 shall not include regular income and employment taxes paid by Executive with respect to the Executive’s receipt of the Accelerated Bonus Payment calculated at highest actual Federal, state and local income and employment tax rates paid by the Executive for the 2011 taxable year and any expenses associated with the payment of such taxes.

10. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

11. The Parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Harleysville, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

12. This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the Party against which it is to be enforced.

13. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

HARLEYSVILLE GROUP INC.		[EXECUTIVE]

By:		Signature:
Name:
Title:

SCHEDULE A

Type of Equity Award	Grant Date	Established Vesting Date	Total Shares Available Under Award	Accelerated / Exercised Shares	Exercise Price	Current Value (1)	Income (1)

TOTAL

(1) This is an estimate. The value will be the closing price of the Company’s Common Stock at the close of the market on the trading day immediately preceding the vesting date.

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